                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                   FORM 8-K/A


                       AMENDMENT TO APPLICATION OR REPORT


Filed pursuant to Section 12, 13 or 15(d) of the Securities and Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): January 23, 1998

                              INVACARE CORPORATION
                              --------------------
             (Exact Name of Registrant as Specified in its Charter)

                                      Ohio
                                      ----
         (State or other jurisdiction of incorporation or organization)

        0-12938                                         95-2680965
       ---------                                       --------------
(Commission File Number)                 (I.R.S. Employer Identification Number)


               One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (440) 329-6000
                                 --------------
              (Registrant's telephone number, including area code)

                                 AMENDMENT NO. 1

     The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Form 8-K Report filed on January 23, 1998 as set forth in the pages attached hereto:

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (a)  Financial Statements-
           1. Audited consolidated financial statements required to be filed pursuant to Item 7 of Form 8-K filed on January 23, 1998 reflecting the acquisition of Suburban Ostomy Supply Co., Inc..
           2. Unaudited condensed consolidated interim Financial Statements required to be filed pursuant to Item 7 of Form 8-K filed on January 23, 1998 reflecting the acquisition of Suburban Ostomy Supply Co., Inc..

      (b)  Pro Forma Financial Information-
          Pro Forma financial information, required to be filed pursuant to Item 7 of Form 8-K filed on January 23, 1998 reflecting the acquisition of Suburban Ostomy Supply Co., Inc..

      (c)  Exhibits- 24. Accountants' consent.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                   INVACARE CORPORATION



Date:  April 9, 1998                         By:   _______________________
                                                   Thomas R. Miklich
                                                   Chief Financial Officer

ITEM 7(a)1.





                        SUBURBAN OSTOMY SUPPLY CO., INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF AUGUST 30, 1997
                         TOGETHER WITH AUDITORS' REPORT

                                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Suburban Ostomy Supply Co., Inc.:

We have audited the accompanying consolidated balance sheet of Suburban Ostomy Supply Co., Inc. (a Massachusetts corporation) and subsidiaries as of August 30, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Suburban Ostomy Supply Co., Inc., and subsidiaries as of August 30, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.







Boston, Massachusetts
October 13, 1997 (except for the matter
   discussed In Note 11, for which the date is January 30, 1998)

                                           SUBURBAN OSTOMY SUPPLY CO., INC.

                                              CONSOLIDATED BALANCE SHEET
                                          FOR THE YEAR ENDED AUGUST 30, 1997

                                                    (IN THOUSANDS)

                                                       ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                  $         2,270
   Accounts receivable, less allowances of $638                                        12,207
   Merchandise inventory                                                                6,611
   Prepaid expenses and other                                                             332
   Deferred income taxes                                                                  464
                                                                              ---------------

         Total current assets                                                          21,884

FIXED ASSETS, AT COST:                                                                  2,967
   Less--Accumulated depreciation                                                      (1,316)
     Net fixed assets                                                                   1,651
     Goodwill                                                                          17,312
     Other assets                                                                         277
                                                                              ---------------

         Total assets                                                         $        41,124
                                                                              ===============

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Current maturities of long-term debt                                       $            16
   Accounts payable and accrued expenses                                                7,608
                                                                              ---------------

         Total current liabilities                                                      7,624

LONG-TERM LIABILITIES:
   Long-term debt, less current maturities                                                  7
   Deferred income taxes                                                                   21

         Total long-term liabilities                                          $            28
                                                                              ===============

STOCKHOLDERS' EQUITY:
   Common stock, no par value
   Authorized--40,000,000 shares
   Issued and outstanding--10,538,503                                                  47,188
   Accumulated deficit                                                                (13,716)

         Total stockholders' equity                                           $        33,472
                                                                              ===============

         Total liabilities and stockholders' equity                           $        41,124
                                                                              ===============

                The   accompanying   notes  are  an   integral   part  of  these
consolidated financial statements.

                                           SUBURBAN OSTOMY SUPPLY CO., INC.

                                           CONSOLIDATED STATEMENT OF INCOME
                                          FOR THE YEAR ENDED AUGUST 30, 1997

                                                    (IN THOUSANDS)

NET SALES                                                                                             $        94,440

COST OF GOODS SOLD                                                                                             70,615

         Gross profit                                                                                          23,825

OPERATING EXPENSES                                                                                             14,291

DEPRECIATION AND AMORTIZATION                                                                                   1,032

         Operating income                                                                                       8,502

INTEREST EXPENSE                                                                                                  437

OTHER INCOME, NET                                                                                                (127)

         Income before income taxes                                                                             8,192

PROVISION FOR INCOME TAXES                                                                                      3,599

         Net income                                                                                   $         4,593
                                                                                                      ===============

                The   accompanying   notes  are  an   integral   part  of  these
consolidated financial statements.

                                           SUBURBAN OSTOMY SUPPLY CO., INC.

                                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                          FOR THE YEAR ENDED AUGUST 30, 1997

                                                    (IN THOUSANDS)

                                  Common Stock
                                                                                                           Total
                                                      Number                           Accumulated     Stockholders'
                                                    of Shares           Amount           Deficit           Equity
BALANCE, AUGUST 31, 1996                               6,223,250   $           162   $       (18,208) $       (18,046)

   Initial public offering                             4,192,500            46,016                 -           46,016

   Shares issued under stock option plan                  11,642                10                 -               10

   Shares issued for acquisition of Peiser's             111,111             1,000                 -            1,000

   Preferred stock accretion                                   -                 -              (101)            (101)

   Net income                                                  -                 -             4,593            4,593
                                                 ---------------   ---------------   ---------------  ---------------

BALANCE, AUGUST 30, 1997                              10,538,503   $        47,188   $       (13,716) $        33,472
                                                 ===============   ===============   ===============  ===============

                The   accompanying   notes  are  an   integral   part  of  these
consolidated financial statements.

                                           SUBURBAN OSTOMY SUPPLY CO., INC.

                                          CONSOLIDATED STATEMENT OF CASH FLOW
                                          FOR THE YEAR ENDED AUGUST 30, 1997

                                                    (IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                                         $         4,492
   Adjustments to reconcile net income to cash provided by operating activities-
     Depreciation and amortization                                                                              1,032
     Provision for bad debt losses                                                                                334
     Deferred income tax benefit, net                                                                             (40)
     Change in assets and liabilities, net of effects from Peiser's purchase-
       Accounts receivable                                                                                       (966)
       Merchandise inventory                                                                                    1,115
       Prepaid expenses and other                                                                                 420
       Accounts payable and accrued expenses                                                                   (1,927)
                                                                                                      ---------------

           Net cash provided by operating activities                                                            4,460
                                                                                                      ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed assets                                                                                      (232)
   Purchase of Peiser's, net of cash acquired                                                                  (6,960)
   Other assets                                                                                                  (206)
                                                                                                      ---------------

           Net cash used in investing activities                                                               (7,398)
                                                                                                      ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                                                                                    46,026
   Retirement of preferred stock                                                                               (7,437)
   Principle repayments of long-term bank debt                                                                (24,432)
   Repayment of subordinated debt                                                                             (10,944)
                                                                                                      ---------------

           Net cash provided by financing activities                                                            3,213
                                                                                                      ---------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                                         275

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                                    1,995
                                                                                                      ---------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                                $         2,270
                                                                                                      ===============

                The   accompanying   notes  are  an   integral   part  of  these
consolidated financial statements.

                        SUBURBAN OSTOMY SUPPLY CO., INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 30, 1997




(1)    INITIAL PUBLIC OFFERING

       On October 10, 1996, the Company sold 3,900,000 shares or 38.5% of its common stock to the public. The Company received net proceeds of $43,524,000, after underwriting discounts and commissions of $3,276,000. On October 21, 1996, the underwriter elected to purchase an additional 292,500 shares, for which the Company received net proceeds of
       $3,264,300, net of $245,700 in underwriting discounts and commissions. The sales of common stock increased the outstanding number of shares to 10,415,750. Other expenditures related to the offering reduced the net proceeds to the Company to $46,015,714.

       Of the total $46,015,714 net proceeds, $42,472,000 was used to pay down certain of the Company's indebtedness and preferred stock. The Company
       (i) retired an aggregate of $2.5 million in subordinated promissory notes issued to executive officers; (ii) repaid $24,455,000 on its Credit Facility; (iii) redeemed its Redeemable Preferred Stock for approximately $7,437,000; (iv) retired $6,750,000 in subordinated promissory notes issued to Summit; and (v) repaid the St. Louis Note for $1,235,000.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Fiscal Year

       The Company's fiscal year ends on the Saturday nearest to August 31.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Disclosure of Fair Value of Financial Instruments

       The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, notes payable and debt. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments.

       Stock Compensation Plans

       At August 30, 1997, the Company has one stock-based compensation plan, which is described in Note 8 to the financial statements. The Company applies APB Opinion No. 25 and related interpretations in accounting for its option grants. Accordingly, no compensation cost has been charged against income for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced to the pro forma amount indicated below:

                                                 1997
        Net income-
          As reported                        $     4,853
          Pro forma                          $     4,384


       The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. The pro forma disclosure does not include awards anticipated in future years.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 1997; dividend yield of zero; expected volatility of 29%; a risk-free interest rate of 6.0%, and expected lives of eight years.

       Merchandise Inventory

       Inventory is stated at the lower of cost or market and is accounted for using the weighted moving-average cost method, which approximates the first-in, first-out (FIFO) method.

       Fixed Assets

       The cost of property and equipment is depreciated and amortized over the estimated useful lives of the related assets, as follows:

        Equipment, computers and fixtures         5-7 years        Straight-line
        Leasehold improvements                    4-5 years*       Straight-line

        *or the life of lease, whichever is shorter

       Repairs and maintenance costs are expensed as incurred.

       Long-Lived Assets

       During 1996, the Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. SFAS No. 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Company does not believe that any impairment currently exists related to its long-lived assets.

       Goodwill

       The Company has classified as goodwill, the cost in excess of fair value of the net assets acquired in the purchase of St. Louis Ostomy, Patient-Care and Peiser's (see Note 3). Goodwill is being amortized on a straight-line basis over an estimated useful life not exceeding 25 years. Accumulated amortization at August 30, 1997 was $900,000. The carrying value of goodwill is evaluated whenever events or changes in circumstances indicate that the current useful life has diminished. If undiscounted cash flows over the remaining amortization period indicate that goodwill may not be recoverable, the carrying value of goodwill will be reduced.

       Cash and Cash Equivalents

       For the accompanying consolidated statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

       Income Taxes

       Effective July 3, 1995, the Company's tax status changed from a Subchapter S corporation to a C corporation, and accordingly, it is subject to federal and state income taxes. The Company accounts for taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which is an asset and liability method. Under the asset and liability method, deferred taxes are established for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities at currently enacted tax laws and rate.

(3)    ACQUISITIONS

       Fiscal 1996

       On January 22, 1996, the Company acquired all of the outstanding common stock of St. Louis Ostomy, a Missouri corporation, for an aggregate purchase price, including expenses, of approximately $12,364,000, of which $1,235,000 was paid through the issuance of a subordinated promissory note (see Note 4). On June 14, 1996, the Company acquired all of the outstanding common stock of Patient-Care, a California corporation, for an aggregate purchase price, including expenses, of approximately $4,200,000, of which $375,000 is payable on the first anniversary of the closing, subject to set-off (Patient-Care Deferred Payment) (see Note 4). The acquisitions were accounted for as purchases and, accordingly, the results of operations of St. Louis Ostomy and Patient-Care are included in the consolidated financial statements from January 22, 1996 and June 14, 1996, respectively. The purchase price prices were allocated to the net assets acquired based on their estimated fair values, which resulted in approximately $10,888,000 and $2,435,000 of goodwill for St. Louis Ostomy and Patient-Care, respectively (see Note
       2). The acquisitions were financed using bank debt (see Note 4).

       Fiscal 1997

       On May 1, 1997, the Company acquired all of the outstanding common stock of Peiser's, an Illinois corporation, for an aggregate purchase price, including expenses, of approximately $8 million, of which $7 million was paid in cash and $1 million in the Company's common stock. The acquisition was accounted for as a purchase and the results of operations of Peiser's are included in the consolidated financial statements from May 1, 1997. The purchase prices were allocated to the net assets acquired based on their estimated fair values, which resulted in approximately $4.9 million of goodwill (see Note 2). The acquisition was financed using cash from operations and investment accounts.

       On an unaudited pro forma basis, assuming Peiser's had been acquired on August 31, 1996, the Company's net sales and net income for fiscal 1997 would have been approximately $106.5 million and $5.1 million, respectively.

(4)    DEBT

       Debt consisted of the following on August 30, 1997:

        Equipment capital leases               $     23
        Less--Current maturities                     16
                                            ------------

                                               $      7
                                            ============

       On July 3, 1995, the Company entered into the Credit Facility with the Bank for $16,000,000. Of the $13,580,000 initial drawdown by the Company, $13,500,000 was used to repurchase certain outstanding common stock in connection with the Recapitalization. During 1996, the Credit Facility was increased by $9,000,000 and $5,000,000 to facilitate the Company's acquisitions of St. Louis Ostomy and Patient-Care, respectively (see Note
       3). In connection with the Credit Facility amendment, the Company provided the Bank with warrants to purchase 86,180 shares of the Company's common stock at $.81 per share (the Bank Warrant). The Bank Warrant may also be converted into that number of shares of common stock determined by multiplying the number of shares subject to the Bank Warrant (for which the conversion right is being exercised) by a fraction, the numerator of which is the difference between the market price of one share of common stock and the per share exercise price of the Bank Warrant, and the denominator of which is the market price of one share of common stock. For the purpose of the Bank Warrant, the market price of one share of common stock of the Company shall be determined either according to the trading price of the common stock during the 10 days preceding the exercise of the warrant or, if the common stock does not trade on a national securities exchange and is not quoted on the NASDAQ National Market, by agreement between the Company and the Bank. Should the Company prepay the outstanding borrowings and terminate the related credit facility, the Bank may request that the Company redeem the warrants from the Bank for $90,000. The warrants expire in January 2006. The difference between the $1.61 fair value per share of common stock at the grant date and the exercise price has been treated as a debt discount and was fully amortized as of August 30, 1997. Advances made under the credit facility bear interest at either the Bank's base rate (8.5% at August 30, 1997) or the LIBOR rate (5.63% at August 30, 1997) plus an applicable margin. The applicable margin for the LIBOR advances range from 1.0% to 1.75% based on the level of the leverage ratio as defined in the credit facility. Interest is payable monthly in arrears. The average daily unused line bears a commitment fee of .25% per annum payable quarterly.

       The Credit Facility was fully paid down during October 1996 using a portion of the proceeds from the public offering (see Note 1). As of August 30, 1997, there were no borrowings outstanding under the Facility and the Company was in full compliance with all debt covenants. The total amount of credit available under the facility at August 30, 1997 was $30 million. Subsequent to year-end, on October 10, 1997, $3 million was drawn on the Facility to fund the acquisition of Care Management, Inc. (see Note 11).

       On July 3, 1995, the Company issued at face value, the Summit Notes. The proceeds were used to fund the recapitalization. Also in connection with the recapitalization, the Company issued the Management Notes for the repurchase of a portion of their outstanding stock. Both the Summit Notes and the Management Notes bear interest at 12% per annum, and were repaid during October 1996 using a portion of the proceeds from the public offering (see Note 1).

       In connection with the acquisition of St. Louis Ostomy (see Note 3), the Company issued the St. Louis Note. The St. Louis Note was repaid during October 1996 using a portion of the proceeds from the public offering (see Note 1).

       A portion of the Patient-Care acquisition purchase price (see Note 3) was deferred until June 1997. The deferred payment bears interest at 8% per annum. The payment, with interest, was made in June 1997.

(5)    INCOME TAXES

       Effective July 3, 1995, the Company's tax status changed from a Subchapter S corporation to a C corporation, and accordingly, it is subject to federal and state income taxes. Deferred tax assets and liabilities were not material at the conversion date. The Company accounts for taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which is an asset and liability method. The provision (benefit) for income taxes for the year ended August 30, 1997 consisted of the following:

        U.S. federal-
          Current                          $         2,610
          Deferred                                     (62)

        State-
          Current                                    1,076
          Deferred                                     (25)

                                           $         3,599
                                           ===============


       Under SFAS No. 109, net current deferred tax assets or liabilities and net long-term deferred tax assets or liabilities are reported separately in the Company's balance sheets. The effect of temporary differences which give rise to a significant portion of deferred taxes are as follows at August 30, 1997:


   Deferred tax assets-
     Reserves and accruals not yet deductible for tax purposes   $          412
     Inventory basis differences                                             65
     Other                                                                   19
                                                                ---------------

           Total deferred tax assets                                        496
                                                                ---------------
    Deferred tax liabilities-
     Property basis differences                                             (35)
     Other                                                                  (18)
                                                                ---------------
            Total deferred tax liabilities                                  (53)
                                                                ---------------
            Net deferred tax assets                             $           443
                                                                 ===============



       A reconciliation of tax on income at the federal statutory rate to the recorded income tax provision for fiscal 1997 is presented below:

   Tax provision at statutory rate                               $        2,785
   State tax provision, net of federal taxes                                649
   Book expenses not deductible for tax purposes                            324
   Other                                                                   (159)
                                                                 ---------------

            Recorded income tax provision                        $        3,599
                                                                 ===============

(6)    RETIREMENT PLAN

       The Company has adopted a qualified, noncontributory defined contribution retirement plan that covers all employees who have completed one year of service and who have reached age 21. Employees qualify for benefits upon reaching the age of 62, however, an employee cannot receive benefits from the defined contribution retirement plan until actual retirement. Vesting begins at 20% after two years of employment and is increased by 20% each subsequent year until full vesting occurs. Retirement plan contributions are made at the discretion of the Company. During fiscal 1997, Company contributions to the plan were approximately $193,000.

(7)    COMMITMENTS AND CONTINGENCIES

       Leases

       The Company occupies six warehouse facilities and a corporate office building (which includes a warehouse) under operating leases expiring at various dates through 2006. Two of the warehouses and the Company's corporate office and warehouse facility in Holliston, Massachusetts, are leased from related parties (see Note 10).

       Certain of the Company's leased premises are subject to renewal options at their fair rental values at the time of renewal. Rent expense for fiscal 1997, under all operating leases, including certain motor vehicle and equipment leases, amounted to approximately $973,000.

       At August 30, 1997, approximate future minimum lease payments for the next five years and thereafter under noncancelable operating leases, including $597,000 in each year from 1998 through 2002 and $2,042,000 thereafter, to related parties, are as follows:

        Fiscal Year                        Amount

        1998                           $         1,098
        1999                                       877
        2000                                       885
        2001                                       793
        2002                                       677
        Thereafter                               2,042
                                       ---------------

                                       $         6,372
                                       ===============



       Employment Contracts

       In connection with the Recapitalization, on July 3, 1995, the Company entered into employment and noncompetition agreements (the Employment Agreements) with five executive officers. The Employment Agreements provide for an employment term through July 1, 2000, after which the term will be automatically renewed on an annual basis unless written notice to the contrary is given at least 90 days in advance by either party. The Employment Agreements provide for an aggregate initial annual base salary of $690,000, subject to such annual increases as may be determined by the Board of Directors, as well as certain benefits and reimbursement of expenses. Should employment be terminated by the Company for any reason other than cause, as defined in the Employment Agreements, the officer shall be entitled to receive all salary and bonus earned through the termination date plus an additional 12 months of salary.

       Upon the acquisition of Peiser's (see Note 3), the Company executed employment agreements with four executives of Peiser's to remain in the employ of the Company. The agreements have three to five year terms and provide for an annual base salary plus bonuses based on certain performance objectives, as well as certain benefits and reimbursement of expenses. Should employment be terminated by the Company for any reason other than cause, as defined in the agreements, the officers are entitled to receive all salary and bonuses earned through the termination date plus an additional 12 months of salary.

(8)    STOCK TRANSACTIONS

       On July 3, 1995, in connection with the Recapitalization, the Company adopted an incentive stock option plan (the Stock Option Plan) under which 688,820 shares of common stock have been authorized. In July 1995, the Company granted options to certain officers to purchase a total of 620,000 shares of common stock. In October 1995 and March 1997, the Company granted to certain employees options to purchase 29,450 and 17,180 shares, respectively of common stock. The exercise prices of the options granted in July 1995, October 1995 and March 1997 are $.81, $1.61 and $10.63 per share, respectively. The options vest over seven years at rates set forth in the Stock Option Plan agreement and are exercisable for a 10-year period.

       In addition, the Company granted options to purchase 20,000 shares of common stock in April and June 1997 to two Directors. The exercise prices of these nonqualified stock options are $8.94 and $10.94, respectively. These options vest over three years and are exercisable for a 10-year period.

       As part of the purchase on Peiser's on May 1, 1997 (see Note 3), the Company issued 90,000 options to purchase shares of common stock to an officer of Peiser's, at an exercise price of $8.97. The options vest over five years and are exercisable for a 10-year period.

       In all option grants, the exercise price is not less than estimated fair market value on the grant date. A summary of option activity is presented below:


                                                                 Shares           Weighted          Weighted
                                                                                  Average           Average
                                                                               Exercise Price      Remaining
                                                                                                Contractual Life
        Outstanding, August 31, 1996                              626,200             .84          8.9 years
          Granted                                                 127,180            9.32
          Exercised                                               (11,642)            .85
          Terminated                                               (5,724)           3.32
                                                             ------------     -----------

        Outstanding, August 30, 1997                              736,014            2.29          8.25 years

        Options exercisable, August 30, 1997                      228,299             .95


       The grants made during 1997 have exceeded the amount available under the Stock Option Plan as approved by the Stockholders. At the next Annual Meeting of Stockholders of the Company on February 11, 1998, the Board of Directors will recommend approval of, and certain stockholders of the Company have agreed to vote in favor of, a proposal to increase the number of shares authorized, and to include such grants, under the Stock Option Plan.

(9)    SUPPLEMENTAL CASH FLOW DISCLOSURE

       Cash  payments  for  interest  and  income  taxes  and  certain   noncash
transactions were as follows:

                                                 1997

        Interest                           $           437
        Income taxes                                 3,934
        Accretion of preferred stock                   101

(10)   OTHER RELATED PARTY TRANSACTIONS

       The stockholders of the Company and, in certain cases, two of its officers, participate in three partnerships with which the Company has entered into certain transactions. The Company leases warehouse facilities in Holliston, Massachusetts; Atlanta, Georgia; and South Bend, Indiana, from related parties under 15- and 10-year leases expiring in fiscal 2006, 2006 and 2003, respectively. Rent expense under these leases amounted to approximately $600,000 for 1997. In the opinion of the Company, the rent paid to related parties is not materially different than the amounts which would be paid to third parties for comparable space.

(11)   SUBSEQUENT EVENTS

       On October 10, 1997, the Company acquired all of the outstanding common stock of Care Management, Inc., a Texas corporation, for an aggregate purchase price of approximately $3.7 million, which was paid in cash. The acquisition will be accounted for as a purchase and the results of operations of Care Management will be included in the consolidated financial statements of the Company beginning October 10, 1997. The purchase price has been allocated to the net assets acquired based on their estimated fair values. The acquisition was financed with cash from operations and by borrowing $3 million from the Credit Facility.

       In December 1997, the Company entered into a merger agreement with Invacare whereby Invacare would acquire for cash all the outstanding shares of common stock of the Company. This merger was consummated in January 1998.

ITEM 7(a)2.




                        SUBURBAN OSTOMY SUPPLY CO., INC.

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF NOVEMBER 29, 1997



                                                                            SUBURBAN OSTOMY SUPPLY CO., INC.
                                                                              CONSOLIDATED BALANCE SHEETS
                                                                                  (Dollars in thousands)

                                                                      NOVEMBER 29, 1997              AUGUST 30, 1997
                                                                                        (Unaudited)
ASSETS
Current Assets
 Cash and cash equivalents                                                    $   2,202                  $     2,270
 Accounts receivable, less allowances
     of $729 and $638                                                            12,748                       12,207
 Merchandise inventory                                                            8,140                        6,611
 Prepaid expenses and other current assets                                          518                          332
 Deferred income taxes                                                              516                          464
                                                                             ----------                  -----------
          Total current assets                                                   24,124                       21,884

 Fixed assets, net                                                                1,883                        1,651
 Goodwill                                                                        19,166                       17,312
 Other long-term assets                                                             139                          277
                                                                             ----------                  -----------
           Total assets                                                       $  45,312                       41,124
                                                                             ==========                  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt                                             $      --                  $        16
Accounts payable and accrued expenses                                             8,692                        7,608
                                                                              ---------                    ---------
                  Total current liabilities                                       8,692                        7,624

Long-term Liabilities:
Long-term debt, less current portion                                                 --                            7
Bank line of credit                                                               2,000                           --
Deferred income taxes                                                                35                           21
                                                                              ---------                    ---------
                                                                                  2,035                           28
Stockholders' Equity:
Common Stock, no par; 40,000,000 shares
   authorized; issued and outstanding -
   10,538,622 and 10,538,503 shares                                              47,188                       47,188
Accumulated deficit                                                             (12,603)                     (13,716)
                                                                              ----------                   ----------
                Total stockholders' equity                                       34,585                       33,472

Total liabilities and stockholders' equity                                      $45,312                      $41,124
                                                                             ==========                    =========

The accompanying notes are an integral part of these consolidated financial statements.


                                                                          SUBURBAN OSTOMY SUPPLY CO., INC.
                                                                       CONSOLIDATED STATEMENTS OF INCOME
                                                               (Dollars in thousands, except per share amounts)
                                                                                    (Unaudited)

                                                                                         THREE MONTHS ENDED
                                                                        NOVEMBER 29, 1997                 NOVEMBER 30, 1996
                                                                        -----------------                 -----------------

Net sales                                                                         $27,490                           $21,963
Cost of goods sold                                                                 19,853                            16,845
                                                                           --------------                       -----------
    Gross margin                                                                    7,637                             5,118

Operating expenses                                                                  5,160                             2,797
Depreciation and amortization                                                         359                               213
                                                                           --------------                       -----------


    Operating income                                                                2,118                             2,108

Interest income                                                                        50                                73
Interest expense                                                                      (64)                             (415)
Other (expense) income                                                                (22)                              (26)
                                                                           --------------                      ------------
    Income before income taxes                                                      2,082                             1,740

Provision for income taxes                                                            969                               769
                                                                           --------------                      ------------
    Net income                                                                      1,113                               971

Accretion of Preferred Stock                                                           --                               101
                                                                           --------------                      ------------
    Net income applicable to common
      stockholders                                                                $ 1,113                           $   870
                                                                           ==============                      ============
    Net income per share                                                          $  0.10
                                                                           ==============

    Weighted average common shares
      outstanding                                                                  11,189
----------------------------------
Supplemental Pro Forma (see Note 2):

    Net income                                                                        n/a                           $ 1,231

    Net income per share                                                              n/a                         $     .11

    Weighted average common shares
      outstanding                                                                                                    10,919

The accompanying notes are an integral part of these consolidated financial statements.


                                                                                  SUBURBAN OSTOMY SUPPLY CO., INC.
                                                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                         (Dollars in thousands)
                                                                                               (Unaudited)

                                                                                                      THREE MONTHS ENDED
                                                                                                 NOVEMBER 29,       NOVEMBER 30,
                                                                                                        1997               1996
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                         $ 1,113                $  971
Adjustments to reconcile net income to cash from operating activities:
   Depreciation and amortization                                                                       359                   213
 Changes in assets and liabilities, net
  of effects from acquisition of Care Management
   Accounts receivable                                                                                 647                   841
   Merchandise inventory                                                                              (850)                 (266)
   Prepaid expenses and other                                                                         (108)                  170
   Accounts payable and accrued expenses                                                               134                  (390)
                                                                                                  --------              --------
 Net cash from operating activities                                                                  1,295                 1,539

CASH FLOWS (USED BY) FROM INVESTING ACTIVITIES:
  Purchase of fixed assets                                                                            (133)                  (13)
  Purchase of Care Management,
     net of cash acquired                                                                           (3,134)                   --
  Other assets and goodwill                                                                            (73)                   49
                                                                                                 ---------              --------
Net cash used by investing activities                                                               (3,340)                   36

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowing under line of credit                                                                 2,000                    --
  Issuance of common stock, net of
    issuance costs                                                                                      --                46,016
  Retirement of preferred stock                                                                         --                (7,538)
  Repayments of long-term bank debt, net                                                               (23)              (24,449)
  Repayments of subordinated debt                                                                       --               (10,485)
                                                                                                 ----------             ---------
 Net cash from financing activities                                                                  1,977                 3,544

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                                   (68)                5,119

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                       2,270                 1,995
                                                                                                  ---------             ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                           $ 2,202               $ 7,114
                                                                                                  =========             =========

The accompanying notes are an integral part of these consolidated financial statements.

                       SUBURBAN OSTOMY SUPPLY COMPANY INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

(1)  BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
    Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial statements, primarily consisting of normal recurring adjustments, have been included. Operating results for the three months ended November 29, 1997 are not necessarily indicative of the results that may be expected for the year ending August 29, 1998 or any other interim period.

    These statements should be read in conjunction with the consolidated financial statements, notes and other information included in the Company's latest Form 10-K. Certain reclassifications have been made to the 1997 consolidated financial statements to conform to the 1998 presentation.

(2)  SUPPLEMENTAL PRO FORMA NET INCOME PER SHARE

    Supplemental pro forma net income per share for the three months ended November 30, 1996 has been calculated, as if as of September 3, 1995, the Company had sold the 3.9 million shares of Common Stock sufficient to fund the July 3, 1995 Recapitalization and repay indebtedness incurred to finance two acquisitions.

    The weighted average number of shares is the actual weighted average number of shares of Common Stock or equivalents thereof outstanding plus the 3.9 million shares of Common Stock that were sold in connection with the public offering, assuming issuance occurred on September 3, 1995. For the period subsequent to October 15, 1996, weighted average shares reflect actual weighted average shares computed consistent with the treasury stock method.

                                                               QUARTER ENDED
                                                            NOVEMBER 30,1996

     (in thousands, except per share amounts)

     Historical income before taxes                                 $1,740
     Provision for income taxes                                       (769)
     Reversal of interest charges and amortization
          of deferred financing costs relating
          to debt treated as being repaid, net of tax                  260
                                                                   --------
     Supplemental pro forma net income                              $1,231

     Supplemental pro forma net income per share                    $  .11
                                                                  =========

     Supplemental pro forma weighted average shares outstanding     10,919

                       SUBURBAN OSTOMY SUPPLY COMPANY INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

(3)  RECENT ACCOUNTING PRONOUNCEMENT

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly traded common stock or potential common stock. SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997 and early adoption is not permitted. When adopted, the statement will require restatement of prior years' earnings per share. The Company will adopt this statement for its quarter ended February 28, 1998. Assuming that SFAS 128 had been implemented, basic earnings per share would have been $0.11 and $0.12 for the three month periods ended November 29, 1997 and November 30, 1996, respectively. Under this Statement, diluted earnings per share would not have differed from the net income per share disclosed on the income statement.

(4)  ACQUISITION OF CARE MANAGEMENT

    On October 10, 1997, Suburban Ostomy acquired all the outstanding capital stock of Care Management, a medical supply management company, for an aggregate consideration of approximately $3.1 million in cash. The cost of the acquisition exceeded the estimated fair market value of the net assets acquired by approximately $1.9 million, which has been included on the Consolidated Balance Sheet under goodwill. The Company has accounted for the transaction as a purchase and the Consolidated Income Statement includes Care Management's results from October 10, 1997 through November 29, 1997.

(5)  SUBSEQUENT EVENT

    On December 17, 1997, Invacare of Ohio announced a tender offer for all the outstanding common stock of Suburban Ostomy. The offer of $11.75 per common share has been agreed to by management and a majority of Company stockholders. The effective date of the purchase is expected to be January 31, 1998, at which time Suburban Ostomy will become a wholly owned subsidiary of Invacare.

ITEM 7(b)

                      INVACARE CORPORATION AND SUBSIDIARIES
                   PRO FORMA UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


The Pro Forma Unaudited Condensed Consolidated Balance Sheet combines the financial position of Suburban Ostomy Supply Co., Inc. ("Suburban") as of November 29, 1997 with that of Invacare Corporation ("Invacare") as of December 31, 1997 assuming the acquisition occurred on that date.

The Pro Forma Unaudited Condensed Consolidated Statements of Income combine the results of operations of Suburban for the twelve months ended November 29, 1997 (prepared from quarterly financial statements) with those of Invacare for the year ended December 31, 1997.

The pro forma unaudited financial information has been prepared by Invacare and all calculations have been made based upon assumptions deemed appropriate.
Certain of these assumptions are set forth under the Notes to Pro Forma Unaudited Condensed Consolidated Financial Statements. The pro forma adjustments give effect to the purchase method of accounting as described in certain of the accompanying Notes.

The pro forma unaudited financial information does not purport to be indicative of the results of operations or the financial position which would have actually been obtained as if the acquisition had been consummated on the date indicated. In addition, the pro forma financial information does not purport to be indicative of results of operations or financial positions which may be obtained in the future.

The pro forma unaudited financial information should be read in conjunction with Invacare Corporation Consolidated Financial Statements and Notes thereto contained in the Annual Report on Form 10-K for the year ended December 31, 1997.


                                               INVACARE CORPORATION AND SUBSIDIARIES
                                 PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                                                   YEAR ENDED DECEMBER 31, 1997
                                            (in thousands, except per share amounts)


                                                       Invacare                 Suburban       Acquisition
                                                        12/31/97                Ostomy (5)      Adjustment           Pro Forma
                                                       Per Form 10-K            11/29/97         Unaudited           Unaudited
                                                       -------------            ----------     -----------           ---------
Net Sales                                                  $ 653,414            $  99,967       $        0           $ 753,381
Cost of Products Sold                                        455,036               73,623                0             528,659
                                                       -------------            ----------      ----------           ---------
Gross Profit                                                 198,378               26,344                0             224,722

Selling, General and Administrative
   Expense                                                   141,712               16,655                0             158,367
Depreciation and Amortization of
   Goodwill and Other Intangibles                             18,348                1,178            2,486 (6)          22,012
Non-Recurring Unusual Items                                   29,861                    0                0              29,861
                                                       -------------            ---------       ----------           ---------

Income from Operations                                         8,457                8,511           (2,486)             14,482

Net Interest Income (Expense)                                 (3,234)                  22           (8,569)(7)         (11,781)
                                                       -------------            ---------       ----------           ---------

  Earnings before Income Taxes                                 5,223                8,533          (11,055)              2,701


Income Taxes                                                   3,660                3,798          (2,999) (8)           4,459

Net Earnings (Loss)                                       $    1,563            $   4,735       $   (8,056)         $   (1,758)
                                                           =========            =========        ===========         ===========

Net Earnings (Loss) per Share - Basic
                                                          $     0.05                                                $    (0.06)
                                                          ==========                                                 ===========

Weighted Average Shares Outstanding - Basic                   29,569                                                    29,569
                                                          ==========                                                 ===========
Net Earnings (Loss) per Share -
   Assuming Dilution                                      $     0.05                                                $    (0.06)
                                                          ==========                                                 ===========

Weighted Average Shares Outstanding -                         30,374                                                    30,374
    Assuming Dilution                                     ==========                                                 ===========

See accompanying Notes to Pro Forma Unaudited Condensed Consolidated Financial Statements

                      INVACARE CORPORATION AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                          YEAR ENDED DECEMBER 31, 1997
                    (in thousands, except per share amounts)

                                                                                     Suburban
                                                                 Invacare              Ostomy       Acquisition
                                                                 12/31/97            11/29/97        Adjustment         Pro Forma
                                                            Per Form 10-K           Unaudited         Unaudited         Unaudited
                                                            -------------           ---------       -----------         ----------
Assets
Current Assets
   Cash & Equivalents                                          $    5,696           $   2,202                 0         $   7,898
   Marketable Securities                                            3,501                   0                 0             3,501
   Trade receivables, net                                         114,410              12,748                 0           127,599
   Installment receivables, net                                    49,298                   0                 0            49,298
   Inventories                                                     75,708               8,140                 0            83,848
   Deferred Income Taxes                                           18,855                 516                 0            19,371
   Other Current Assets                                             7,743                 518                 0             8,261
                                                               ----------           ---------              ----         ---------
      Total Current Assets                                        275,211              24,124                 0           299,335

   Other Assets                                                    56,567                 139                 0            56,706
   Net Property, Plant & Equipment                                 90,577               1,883                 0            92,460
   Goodwill                                                       107,568              19,166             99,438 (1)      226,172
                                                               ----------           ---------           --------        ---------

Total Assets                                                     $529,923            $ 45,312          $ 99,438          $674,673
                                                               ==========           =========           ========        =========

Liabilities and Shareholders' Equity
Current Liabilities
   Accounts Payable                                             $  42,497               8,692          $      0         $  51,189
   Accrued Expenses                                                59,998                   0              2,197 (4)       62,195
   Accrued Income Taxes                                             1,872                   0                 0             1,872
   Current Maturities of Long-Term    Obligations                   5,186                   0                 0             5,186
                                                               ----------           ---------          ---------        ---------
      Total Current Liabilities                                   109,553               8,692             2,197           120,442

   Long-Term Obligations                                          183,955               2,000            131,826 (2)      317,781
   Deferred Income Taxes                                                0                  35                 0                35
                                                               ----------           ---------          ---------        ---------
      Total Long-Term Obligations                                 183,955               2,035           131,826           317,816

   Total Shareholders' Equity                                     236,415              34,585            (34,585) (3)     236,415

Total Liabilities and Shareholders' Equity                       $529,923            $ 45,312           $99,438          $674,673
                                                               ==========           =========           ========        =========

See accompanying Notes to Pro Forma Unaudited Condensed consolidated Financial Statements

                      INVACARE CORPORATION AND SUBSIDIARIES
               NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


       (1) Reflects goodwill generated by the acquisition of Suburban Ostomy .

       (2) Reflects debt incurred to acquire Suburban Ostomy.

       (3) Reflects elimination of equity of Suburban Ostomy.

       (4) Reflects the purchase adjustments for the costs of the acquisition and reserves for certain items known as of the date of this report.

       (5) Prepared from unaudited quarterly financial statements for the quarters ended March 1, 1997, May 31, 1997, August 30, 1997 and November 29, 1997.

       (6)  Recognizes   amortization   of  goodwill  over  forty  years  on  a
            straight-line basis.

       (7) Reflects the increase in interest expense attributable to the portion of the acquisition consideration financed by increased borrowings under the Company's revolving credit agreement with its banks using a borrowing rate of 6.5%.

       (8) Recognizes pro forma income taxes calculated at Federal statutory rate for the applicable period, excluding non-deductible goodwill from the calculation.

                                       27
ITEM 7(c)


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of our report dated October 13, 1997. It should be noted that we have not audited any financial statements of the company subsequent to August 31, 1997 or performed any audit precedures subsequent to the date of our report.



                                                    ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 7, 1998